Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form F-3 No. 333-242425) of Gol Linhas Aéreas Inteligentes S.A. and in the related Prospectus of our reports dated March 15, 2022, with respect to the consolidated financial statements of Gol Linhas Aéreas Inteligentes S.A., and the effectiveness of internal control over financial reporting of Gol Linhas Aéreas Inteligentes S.A., included in this Annual Report (Form 20-F) of Gol Linhas Aéreas Inteligentes S.A for the year ended December 31, 2021.

/s/ Ernst & Young Auditores Independentes S.S.

Sao Paulo, Brazil

March 15, 2022